Exhibit 10.2

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SECURITIES PURCHASE AGREEMENT

among

TH INTERNATIONAL LIMITED

and

TIM HORTONS RESTAURANTS INTERNATIONAL GMBH

PANGAEA THREE ACQUISITION HOLDINGS IV LIMITED

PANGAEA TWO ACQUISITION HOLDINGS XXIIA

Dated June 28, 2024

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

i

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

6.	Conditions to the Company’s Obligations at each Closing		24

	6.1	Representations and Warranties	24
	6.2	Performance	24
	6.3	Orders	24

7.	Covenants		24

	7.1	Reservation of Series A-2 Convertible Preferred Shares; Issuance of Series A-2 Convertible Preferred Shares; Blue Sky	24
	7.2	Transfer Taxes	24
	7.3	Confidentiality	25
	7.4	Further Assurances	25
	7.5	Use of Proceeds	25
	7.6	Class A-1 Special Voting Share	25
	7.7	Registration Rights Agreement	26

8.	Survival		26

9.	Transaction Expenses		26

10.	Miscellaneous		27

	10.1	Governing Law; Waiver	27
	10.2	Arbitration; Language	27
	10.3	Specific Performance	29
	10.4	Further Assurances	29
	10.5	No Third-Party Beneficiaries	29
	10.6	No Personal Liability of Directors, Officers, Owners, Etc	30
	10.7	Entire Agreement	30
	10.8	Notices	30
	10.9	Delays or Omissions	30
	10.10	Amendments and Waivers	30
	10.11	Counterparts	30
	10.12	Severability	30

Exhibits

Exhibit A — Form of Series A Convertible Note

Exhibit A-1 — Form of Series A-1 Convertible Notes

Exhibit B — Certificate of Designation

Exhibit C — Form of Maples & Calder Opinion

Exhibit D – Form of New Registration Rights Agreement

Schedule 1 — Indebtedness of the Company

Schedule 2 — Addresses for Notice

Schedule 3 — Tax Certificate

ii

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of June 28, 2024, by and among TH INTERNATIONAL LIMITED, an exempted company with limited liability incorporated under the Laws of the Cayman Islands with registration number 336092 (the “Company”), Tim Hortons Restaurants International GmbH (the “THRI”), Pangaea Three Acquisition Holdings IV Limited (“P3AHIV”) and Pangaea Two Acquisition Holdings XXIIA Limited (“PTAHXXIIA” and together with P3AHIV, the “Cartesian Investors”).

WHEREAS, the Company intends to create and issue (i) Series A Convertible Subordinated Notes substantially in the form attached hereto as Exhibit A (the “Series A Convertible Notes”) which will be convertible into Series A-2 Convertible Preferred Shares (the “Series A-2 Convertible Preferred Shares”) created by the Company with the terms and conditions set forth in the Certificate of Designation attached hereto as Exhibit B (the “Certificate of Designation”), and (ii) a Class A-1 Special Voting Share (“Class A-1 Special Voting Share”) with the terms and conditions set forth in the Certificate of Designation.

WHEREAS, the Company intends to create and issue Series A-1 Convertible Subordinated Notes substantially in the form attached hereto as Exhibit A-1 (the “Series A-1 Convertible Notes”) which will be convertible into ordinary shares of the Company with par value of US$0.00000939586994067732 per share. (the “Ordinary Shares”), with the terms and conditions set forth in the Articles;

WHEREAS, on the terms and conditions set forth in this Agreement, the Company intends to issue and sell, and THRI intends to purchase, concurrently with the execution of this Agreement, (i) a Series A Convertible Note with an initial aggregate principal amount of $20,000,000 and (ii) one Series A-2 Convertible Preferred Share;

WHEREAS, on the terms and conditions set forth in this Agreement, the Company intends to issue, and P3AHIV and PTAHXXIIA intend to accept, two Series A Convertible Notes in the aggregate principal amount of $10,000,000 each in the names of P3AHIV and PTAHXXIIA (the “Cartesian Series A Notes”) and one Series A-1 Convertible Note, to be issued to and acquired by P3AHIV, in the aggregate principal amount of $741,340 (the “Cartesian Interest Note”) in exchange for cancellation of the existing Promissory Notes, dated as of March 7, 2024 and March 20, 2024, issued to P3AHIV for an aggregate principal amount of $20,000,000 (the “Existing Cartesian Note”) and all interest amounts due on the Existing Cartesian Note.

WHEREAS, on the terms and conditions set forth in this Agreement, the Company intends to issue and P3AHIV intends to accept a Series A-1 Convertible Note in the aggregate principal amount of $15,000,000 (the “Cartesian DCC Note” and together with Cartesian Interest Note, the “Cartesian A-1 Notes”) in full satisfaction of all amounts due to P3AHIV under that certain Share Purchase Agreement, dated as of March 30, 2023, by and among P3AHIV, PLK APAC PTE. LTD, the Company and PLKC International Limited (the “Original SPA”);

WHEREAS, on the terms and conditions set forth in this Agreement, the Company intends to issue one Class A-1 Special Voting Share in the name of THRI, for the benefit of all holders of the outstanding Series A Convertible Notes (the “Series A Noteholders”);

WHEREAS, subject to the satisfaction of the terms set forth herein, the Company intends to issue and sell, and THRI intends to purchase, two additional Series A Convertible Notes, each with an initial aggregate principal amount of $5,000,000;

WHEREAS, the Company hereby grants THRI the option to elect to have amounts up to $20.0 million in default under the Franchise Agreements (as defined below) or any other agreement by and between the Company and THRI or an Affiliate of THRI, to be satisfied with the issuance of subsequent Series A Convertible Notes;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

WHEREAS, in connection with such purchase and sale, the Company, THRI and the Cartesian Investors desire to make certain representations and warranties and enter into certain agreements.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Agreement, the parties agree as follows:

1. Definitions and Interpretation.

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Action” means any action, suit, audit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

“Anti-Corruption Laws” means the PRC Anti-Unfair Competition Law, the anti-bribery provisions of the PRC Criminal Law, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), and any other anti-bribery or anti-corruption Laws applicable to the Company or its subsidiaries (as applicable).

“Articles” means the Company’s Amended and Restated Memorandum and Articles of Association adopted by special resolution dated 9 March 2022 and effective on 28 September 2022.

“Assigned Receivables” means those receivables owed to THRI, as further identified in Schedule 1 of the Assignment Agreement, which are being assigned to the Company pursuant to this Agreement and the Assignment Agreement.

“Assigned Receivables Value” means the aggregate face value of all Assignment Receivables, on the date hereof.

“Assignment Agreement” means that certain Assignment and Assumption Agreement, dated as of the date hereof, by and between THRI and the Company.

“Board” shall mean the Board of Directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York, Hong Kong, the People’s Republic of China or the Cayman Islands are authorized or required by Law to remain closed.

“Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP.

“Cartesian” means Cartesian Capital Group, LLC, a Delaware limited liability company.

“Cartesian Notes” means the Cartesian Series A Notes and the Cartesian Series A-1 Notes.

“Closings” means the Initial Closing, the Second Closing, the Third Closing and each Subsequent Note Closing.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Closing Dates” means collectively the Initial Closing Date, the Second Closing Date, and the Third Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Conversion Shares” means the Preferred Conversion Shares and the Ordinary Conversion Shares.

“Equity Securities” means, with respect to any Person, (i) any shares, shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for any shares, shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares, shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Existing Convertible Notes” means the Convertible Notes due 2026 in an aggregate principal amount of $50.0 million issued pursuant to the Existing Indenture.

“Existing Indenture” means the indenture, dated as of December 30, 2021, by and between the Company and Wilmington Savings Fund Society, FSB, as trustee.

“Franchise Agreements” means that (1) certain Company Franchise Agreement, dated as of August 13, 2021, by and between THRI and TH Hong Kong International Limited, (2) certain Amended and Restated Company Franchise Agreement, dated as of August 23, 2021, by and among THRI, TH Hong Kong International Limited, Tim Hortons (Shanghai) Food and Beverage Management Co. Ltd., Tim Hortons (China) Holdings Co., Ltd. Tim Hortons (Beijing) Food and Beverage Service Co., Ltd., Tims Coffee (Shenzen) Co., Ltd., and Tim Hortons (Shenzhen) Food and Beverage Co., Ltd, (3) the MDA, and (4) all other agreements between THRI and/or its Affiliates, on the one hand, and the company and/or its Subsidiaries, on the other hand, relating to the conduct and operation of the Tim Hortons® business, each as supplemented, amended, restated or modified in accordance with the terms and conditions thereof from time to time.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any individual acting in an official capacity for or on behalf of any such Governmental Authority, department, agency or instrumentality or on behalf of any such public organization.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses), whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (c) in respect of banker’s acceptances; (d) representing Capital Lease Obligations, (e) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person, (f) representing the balance deferred and unpaid of the purchase price of any property or services, except Trade Payables incurred in the ordinary course of its business and other accrued ordinary course current liabilities, and (g) consisting of liabilities and obligations under any receivable sales transactions, in each case, if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

“Initial Closing” means the closing of the purchase and sale of the Initial Note and the Initial Preferred Share pursuant to this Agreement and the simultaneous closing of the other Transactions.

“Initial Closing Date” means the Business Day on which the Initial Closing occurs.

“Initial VWAP” means the average of the VWAP of the Ordinary Shares as reported on the Nasdaq Capital Market for the 5 Trading Days immediately prior to execution of this Agreement.

“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) patents, patent applications and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names, corporate names, logos, slogans (and all translations, adaptations, derivations and combination of the foregoing) and all registrations, applications and renewals in connection therewith, together with all goodwill associated therewith, (iii) copyrights and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, and (v) trade secrets, and any other intellectual property rights in know-how and confidential information.

“Investors” means THRI and the Cartesian Investors.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, charge, deed of trust, pledge, license, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“MDA” means the Amended and Restated Master Development Agreement, dated as of August 13, 2021, by and among the Company, THRI, and TH Hong Kong International Limited, as amended from time to time, including by way of the MDA Second Amendment.

“MDA Second Amendment” means the second amendment to the MDA executed concurrently with this Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Material Adverse Effect” means an effect, development, circumstance, fact, change or event (collectively, “Effects”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the Company and its Subsidiaries (taken as a whole) or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole or (y) the ability of the Company and its Subsidiaries to consummate the Transactions; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak, (e) the announcement or the execution of this Agreement and the pendency of the Transactions; (f) any action taken or not taken at the written request of the Investors or, if reasonably sufficient information is provided to the Investors in advance to determine whether a Material Adverse Effect would reasonably be expected to occur, any action taken or not taken that is consented to in writing by the Investors; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect)); or (j) any action taken by the Investors or any of their respective Affiliates; provided, further, that any Effect referred to in clauses (a), (b), (c), (d), (g) or (h) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate.

“Money Laundering Laws” means applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986 and all money laundering-related Laws of all jurisdictions where the Company or its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any competent Governmental Authority with jurisdiction over the Company or its Subsidiaries.

“Notes” means the Series A Convertible Notes and the Series A-1 Convertible Notes.

“Note Documents” means this Agreement, the Notes, the Certificate of Designation, the New Registration Rights Agreement (once executed), the Original SPA Termination Agreement, the MDA Second Amendment and any other agreement, certificate or other document to be entered into or delivered pursuant to the terms hereof.

“Ordinary Conversion Rate” means the number of Ordinary Shares issuable upon conversion of one Series A-2 Convertible Preferred Share.

“Ordinary Conversion Shares” means the Ordinary Shares issuable upon conversion of the Series A-2 Convertible Preferred Shares.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Original SPA Termination Agreement” means that certain Original SPA Termination Agreement, executed as of the date hereof, by and among P3AHIV, PLK APAC PTE. LTD, the Company and PLKC International Limited which terminates any obligations of the Company that remain outstanding under the Original SPA.

“Permitted Exceptions” means (a) any restrictions on transfer imposed by state or federal Securities Laws, (b) any restrictions on transfer set forth in this Agreement or (c) Liens created by or resulting from actions of THRI or any of its Affiliates.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business that relate to amounts (A) not yet delinquent or that are being contested in good faith through appropriate Actions and (B) for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) with respect to any real property leased by the Company (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under such lease, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such real property, in all cases, that do not materially impair the value or materially interfere with the present uses of such real property, (vi) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses or sublicenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the financial statements of the Company included or incorporated by reference in the SEC Reports (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the financial statements of the Company included or incorporated by reference in the SEC Reports), (ix) Liens securing any indebtedness of the Company or its Subsidiaries, (x) Liens arising under applicable Securities Laws, and (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a company, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.

“PRC” or “China” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Conversion Shares” means the Series A-2 Convertible Preferred Shares issuable upon conversion of the Series A Convertible Notes.

“Representative” means, with respect to a party, its Affiliates, its or its Affiliates’ respective directors, officers, employees, members, lenders, accountants, auditors, professional advisors, attorneys, in each case to the extent that such person requires such information to provide its requisite services to the part.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union or (e) PRC; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury of the United Kingdom or (v) PRC.

“SEC” shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

“Second Closing” means the closing of the purchase and sale of the First Additional Note pursuant to Section 2.3 this Agreement.

“Second Closing Date” means the Business Day on which the Second Closing occurs.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Share Purchase Agreement” means the Share Purchase Agreement, dated as of the date hereof, by and among the Company, PLK APAC Pte. Ltd., a private limited company organized under the Laws of Singapore and PLKC International Limited, a Cayman Islands exempted company providing for the acquisition by PLK APAC Pte. Ltd. of 100% of the outstanding equity of PLKC International Limited from the Company.

“Subsequent Note Closing” means the closing of the purchase and sale of any Subsequent Note issued pursuant to Section 2.5 of this Agreement.

“Subsequent Note Price” means the higher of: (i) the closing price of an Ordinary Share on the date immediately preceding the Subsequent Note Closing and (ii) the average closing price of an Ordinary Share for the five trading days immediately preceding the Subsequent Note Closing, in each case as reported on the Nasdaq Capital Market or any other national stock exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934 on which the Ordinary Shares are listed or quoted, as applicable.

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization, (b) such Person directly or indirectly possesses the right to elect a majority of directors or others performing similar functions with respect to such corporation, company or other organization, or (c) such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Tax” or “Taxes” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Certificate” means that certain Tax Certificate issued by the State Taxation Administration of the People’s Republic of China or its competent local branch in respect of the CFA Receivables (as defined in the Assignment Agreement) as described in Schedule 3 hereto.

“Tax Returns” mean any and all returns, report, document, declarations, claims for refund, tax shelter disclosure statements, election or information returns, filings or statements, reports and forms relating to Taxes filed or required to be filed with any Tax authority or any other Person, including any schedule or attachment thereto or any amendment thereof.

“Third Closing” means the closing of the purchase and sale of the Second Additional Note pursuant to Section 2.3 this Agreement.

“Third Closing Date” means the Business Day on which the Third Closing occurs.

“THRI Notes” means the Initial Note, each Additional Note, if any, issued pursuant to Section 2.3, and each Subsequent Note, if any, issued pursuant to Section 2.5.

“Trade Payables” means, with respect to any Person, any accounts payable to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services and other accrued ordinary course current liabilities.

“Trading Days” means any day on which the Ordinary Shares are traded on the Nasdaq Capital Market or any other national stock exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934 on which the Ordinary Shares are listed or quoted, as applicable, provided that if no closing sales price is reported for one or more consecutive trading days, such day or days will be disregarded in any relevant calculation and shall be deemed not to have been trading days when ascertaining any period of trading days.

“Transactions” means (i) the purchase and sale of the THRI Notes, the Initial Preferred Share and the Cartesian Notes pursuant to this Agreement, (iii) execution of the MDA Second Amendment, and (iv) acquisition by PLK APAC Pte. Ltd. of 100% of the outstanding equity of PLKC International Limited from the Company.

“Transaction Documents” means this Agreement, the Share Purchase Agreement, the Notes, the Certificate of Designation, the New Registration Rights Agreement (once executed), the Original SPA Termination Agreement, the MDA Second Amendment and any other agreement, certificate or other document to be entered into or delivered pursuant to the terms hereof.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“VWAP” means the volume weighted average closing price.

1.2 Interpretation. Unless the context otherwise requires:

(a) Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b) Gender and Number. All words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c) Headings. Headings, titles and subtitles are included for convenience only and shall not affect the construction or interpretation of any provision of this Agreement.

(d) Include not Limiting. “Include,” “including,” “are inclusive of’ and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e) References. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes or any rules or regulations promulgated under such statutes. The term “party” or “parties” shall mean a party to or the parties to this Agreement unless the context requires otherwise. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day.

(f) Drafting and Negotiation. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(g) Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(h) Language. This Agreement is drawn up in the English language.

2. Purchases; Closing.

2.1 Purchase and Sale of Initial Note and the Initial Preferred Share.

(a) Purchase of Initial Note and Initial Preferred Share. Subject to the terms and conditions set forth in this Agreement, at the Initial Closing the Company shall issue and sell to the THRI, and THRI shall purchase from the Company, (i) a Series A Convertible Preferred Note in the initial aggregate principal amount of $20,000,000 (the “Initial Note”) for a purchase price of $20,000,000 (the “Initial Note Purchase Price”) and (ii) one Series A-2 Convertible Preferred Share of the Company (the “Initial Preferred Share”) for a purchase price of $99.99 (the “Preferred Purchase Price”). Each dollar of principal due under the Series A Convertible Notes shall be convertible into one one-hundredth (0.01) of a Series A-2 Convertible Preferred Share (the “Preferred Share Conversion Rate”). The Initial Preferred Share and each other Series A-2 Convertible Preferred Share shall be issued with an Ordinary Share Conversion Rate equal to 100 times one divided by the product of 110% and the Initial VWAP (the “Ordinary Share Conversion Rate”), but will be subject to adjustment as set forth in the Certificate of Designation.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(b) Exchange of Existing Cartesian Note. Subject to the terms and conditions set forth in this Agreement, at the Initial Closing the Company shall issue in the name of each of P3AHIV and PTAHXXIIA and P3AHIV and PTAHXXIIA shall accept (i) two Series A Convertible Preferred Notes, each in the initial aggregate principal amount of $10,000,000 and (ii) one Series A-1 Convertible Note in the name of P3AHIV in the aggregate principal amount of $741,340 in exchange for full satisfaction and cancellation of all principal and interests due under Existing Cartesian Note.

(c) Issuance of the Cartesian Notes. Subject to the terms and conditions set forth in this Agreement, at the Initial Closing the Company intends to issue and P3AHIV intends to accept a Series A-1 Convertible Note in the aggregate principal amount of $15,000,000 (the “Cartesian DCC Note” and together with Cartesian Interest Note, the “Cartesian A-1 Notes”) in full satisfaction of all amounts due to P3AHIV under that certain Share Purchase Agreement, dated as of March 30, 2023, by and among P3AHIV, PLK APAC PTE. LTD, the Company and PLKC International Limited (the “Original SPA”).

(d) Issuance of Class A Special Voting Share. Subject to the terms and conditions set forth in this Agreement, at the Initial Closing the Company shall issue in the name THRI, to be held for the benefit of all Series A Noteholders, the Class A-1 Special Voting Share.

(e) Initial Closing. The Initial Closing of the purchase and sale of the Series A Convertible Notes, the Series A-1 Convertible Notes, the Initial Preferred Share and the Class A-1 Special Voting Share shall take place on the Initial Closing Date at such location or remotely by electronic means as the parties may mutually agree and shall occur no later than the fifth (5th) Business Day following the date on which the conditions to closing set forth in Sections 5 and 6 are satisfied (other than those conditions that by their nature are to be satisfied at the Initial Closing but subject to the fulfillment or waiver of those conditions).

(f) Delivery and Payment. (i) At the Initial Closing, the Company shall deliver to THRI the Initial Note and issue the Initial Preferred Share (either in certificated form or book-entry, as THRI and the Company shall agree and THRI shall deliver (1) the Assigned Receivables and (2) immediately available funds to the Company by wire transfer to the account specified below in an amount equal to the (A) sum of the Initial Note Purchase Price and the Preferred Purchase Price less (B) the Assigned Receivables Value:

[****]

(i) At the Initial Closing, the Company shall deliver to the Cartesian Investors, the Cartesian Series A Notes and the Cartesian Series A-1 Notes and the Cartesian Investors shall deliver the Existing Cartesian Note, marked “paid in full”, and the Original SPA Termination Agreement.

(ii) At the Initial Closing, the Company shall issue to THRI, for the benefit of the Series A Noteholders, the Class A-1 Special Voting Share.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

2.2 Initial Closing Deliveries.

(a) On or prior to the Initial Closing, the Company shall issue, deliver or cause to be delivered to THRI the following:

(i) this Agreement, duly executed by the Company;

(ii) a copy of the constitutional documents and statutory registers of the Company certified by a duly authorized director of the Board or the Secretary of the Company to be true, complete and correct copies thereof;

(iii) a copy of a recent certificate of incumbency with respect to the Company issued by its registered office and a recent certificate of good standing with respect to the Company issued by the Registrar of Companies in the Cayman Islands;

(iv) a certificate of the Secretary of the Company, dated as of the Initial Closing Date, certifying (a) the resolutions adopted by the Board forming the special committee of the Board for the purpose of considering the Transactions (the “Special Committee”) and the resolutions adopted by the Special Committee approving the Certificate of Designation, the Transactions, the Transaction Documents and the issuance of the Series A Convertible Notes and the Initial Preferred Share, and (b) the current versions of the Articles of the Company;

(v) the Initial Note and the Cartesian Notes;

(vi) a share certificate evidencing the Class A-1 Special Voting Share registered in the name of THRI;

(vii) a share certificate evidencing the Initial Preferred Share registered in the name of THRI,;

(viii) a legal opinion of Maples and Calder (Cayman) LLP, the Company’s Cayman Islands counsel, dated on the Initial Closing Date and in the form attached hereto as Exhibit C;

(ix) executed letter of resignation of Andrew Wehrley from the Board effective upon the Initial Closing;

(x) a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Initial Closing Date certifying as to the conditions set forth in Section 5;

(xi) a listing of Additional Share Notification submitted by the Company and confirmation by The Nasdaq Stock Market, for the issuance of the Ordinary Shares issuable upon conversion of the full amount of Series A-2 Convertible Preferred Shares, plus an estimate of amounts payable upon accrual of interest in kind (as defined under the Initial Note) issuable upon conversion of the Series A Convertible Notes (assuming issuance of Ordinary Shares for a value equal to 120% of the sum of (A) the aggregate principal amount of the THRI Notes and Cartesian Notes plus (B) an estimate of the amount of PIK Notes issuable as interest on the THRI Notes and the Cartesian Notes assuming that all such notes are outstanding until maturity);

(xii) the MDA Second Amendment executed by the each of the parties thereto (other than THRI);

(xiii) a copy of an executed amendment, consent, or waiver to the Existing Indenture permitting the consummation of the Transactions;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(xiv) the Share Purchase Agreement duly executed by each of the parties thereto (other than THRI);

(xv) the Original SPA Termination Agreement duly executed by the and each of the parties thereto (other than P3AHIV); and

(xvi) the Assignment Agreement duly executed by the Company.

(b) On or prior to the Initial Closing, THRI shall deliver or cause to be delivered to the Company the following:

(i) the MDA Second Amendment, duly executed by THRI;

(ii) this Agreement, duly executed by THRI;

(iii) the Share Purchase Agreement, duly executed by THRI; and

(iv) the Assignment Agreement duly executed by THRI; and

(v) a certificate, executed by an authorized director or officer of THRI, dated as of the Initial Closing Date certifying as to the conditions set forth in Section 6.

(c) On or prior to the Initial Closing, the Cartesian Investors shall deliver or cause to be delivered to the Company the following:

(i) this Agreement, duly executed by each of the Cartesian Investors;

(ii) the Existing Cartesian Note, marked “paid in full”;

(iii) the Original SPA Termination Agreement duly executed by each of the parties thereto (other than the Company);

(iv) a certificate, executed by an authorized director or officer of each of the Cartesian Investors, dated as of the Initial Closing Date certifying as to the conditions set forth in Section 6.

2.3 Purchase and Sale of the Additional Notes.

(a) Purchase and Sale of the Additional Notes. On the terms and conditions set forth in this Agreement, (i) no later than August 15, 2024, the Company shall issue and sell to THRI, and THRI shall purchase from the Company, a Series A Convertible Preferred Note in the initial aggregate principal amount of $5,000,000 (the “First Additional Note”) for a purchase price of $5,000,000 (the “First Additional Note Purchase Price”) and (ii) provided that the First Additional Note was issued and purchased, no later than January 15, 2025, the Company shall issue and sell to THRI, and THRI shall purchase from the Company, a Series A Convertible Preferred Note in the initial aggregate principal amount of $5,000,000 (the “Second Additional Note” and with the First Additional Note, each an “Additional Note”) for a purchase price of $5,000,000 (the “Second Additional Note Purchase Price”).

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(b) Second and Third Closing. Each of the Second Closing and the Third Closing, if applicable, of the purchase and sale of an Additional Note shall take place on the Second Closing Date or the Third Closing Date, as the case may be, or at such locations or remotely by electronic means as the parties may mutually agree and shall occur no later than the fifth (5th) Business Day following the date on which the conditions to closing set forth in Sections 5 and 6 are satisfied with respect to the applicable Closing (other than those conditions that by their nature are to be satisfied at the Second Closing or Third Closing, as applicable, but subject to the fulfillment or waiver of those conditions).

(c) Delivery and Payment.

(i) At the Second Closing (A) the Company shall deliver to THRI the First Additional Note and (B) THRI shall deliver to the Company, in immediately available funds by wire transfer to the account set forth above in Section 2.1(e), an amount equal to (x) the First Additional Note Purchase Price less (y) any Tax Escrow described below in clause (iii).

(ii) At the Third Closing (A) the Company shall deliver to THRI the Second Additional Note and (B) THRI shall deliver to the Company, in immediately available funds by wire transfer to the account set forth above in Section 2.1(e), an amount equal to the Second Additional Note Purchase Price.

(iii) At the Second Closing, the parties hereby agree that if the Assignor has been in compliance with its obligations under the Assignment Agreement and the Company is not able to deliver the Tax Certificate specified in Section 2.4 below, then THRI will withhold an amount equal to [****] (the “Tax Escrow”) from Second Closing Additional Note Purchase Price. Provided that THRI receives a Tax Certificate which is dated for a date during calendar year 2024 and such Tax Certificate is delivered prior to or at the Third Closing, then THRI shall deliver to the Company, within three (3) business days of receipt of the Tax Certificate, the Tax Escrow in immediately available funds by wire transfer to the account set forth above in Section 2.1(e).

2.4 Closing Deliveries for the Second Closing and the Third Closing.

(a) On or prior to each of the Second Closing and the Third Closing, the Company shall issue, deliver or cause to be delivered to THRI the following:

(i) a copy of a recent certificate of good standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands;

(ii) a certificate of the Secretary of the Company, dated as of the Second Closing Date or the Third Closing Date, as the case may be, certifying that the resolutions authorizing the Transactions and the Transaction Documents and the issuance of the Series A Convertible Notes and the Series A-2 Convertible Preferred Shares have not been amended, modified, or rescinded since their adoption, are in full force and effect as of the date hereof and are the only resolutions adopted by the Board relating to the subject matter thereof;

(iii) the applicable Additional Note;

(iv) an updated schedule, in the same format as set forth in Schedule 1 hereto, setting forth all the Indebtedness of the Company and its Subsidiaries, on a consolidated basis, as of the date of the Second Closing or the Third Closing, as applicable;

(v) a certificate, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Second Closing Date or Third Closing Date, respectively, certifying as to the conditions set forth in Section 5;

(vi) with respect to the Second Closing Date only, the Tax Certificate (provided that failure to deliver such Tax Certificate shall only result in the Tax Escrow being withheld and shall not be deemed a basis for not closing the Second Closing); and

(vii) a certificate, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Second Closing Date or Third Closing Date, respectively, certifying:

(i) the Company (A) is current on all payments due under the Franchise Agreements, (B) is in full compliance and not in default of all development obligations set forth in the Franchise Agreements and (C) is not in default of any material obligations (other than payment obligations and development obligations) under the Franchise Agreements;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(ii) the Company is not overdue on any payment of Trade Payables owing to THRI and/or its Affiliates;

(iii) the total Indebtedness of the Company, on a consolidated basis, has not decreased since the Initial Closing Date and the banks or other counterparties have agreed to extend the maturity of any debt that has come due or such debt has been refinanced with a later maturity date; and

(iv) (with respect to the Third Closing Date only) the Company is in full compliance with the Cumulative Opening Target for Development Year 6 contained in the MDA .

(b) On or prior to each of the Second Closing and the Third Closing, THRI shall deliver or cause to be delivered to the Company the following:

(i) a certificate, executed by an authorized director or officer of THRI, dated as of the Second Closing Date or Third Closing Date, as applicable, certifying as to the conditions set forth in Section 6.

2.5 Purchase and Sale of Subsequent Notes.

(a) Purchase and Sale of Subsequent Notes. Each of the Company and THRI agree that at any time prior to the third anniversary of this Agreement, if the Company is in default of any of its obligations under the Franchise Agreements or is overdue on any payment of the Trade Payables owing to THRI and/or its Affiliates, THRI shall have the right to demand that the Company issue Series A Convertible Notes in full satisfaction of the amount of such default (the “Default Election”), provided that the aggregate amount in default that may be subject to Default Election pursuant to this Section 2.5 shall be no higher than US$20,000,000. THRI shall exercise its rights under the Default Election by delivering a notice to the Company indicating (i) the amount of such default (including any interest or fees due) and (ii) the nature of such default (a “Default Election Notice”). Upon receipt of a Default Election Notice, the Company agrees to issue to THRI a Series A Convertible Note (each a “Subsequent Note”) with an aggregate principal amount of (i) the product of (A) 1 divided by the Subsequent Note Price on the date of issuance times (B) the principal amount plus interest and fees, if any, of such default divided by (ii) the then current Conversion Rate as calculated in accordance with the Certificate of Designation times (iii) one divided by the Preferred Conversion Rate, as calculated in accordance with the Series A Convertible Note (as set forth below):

(1/Subsequent Note Price) * Amount of Default	X	1
Ordinary Share Conversion Rate		Preferred Share Conversion Rate

(b) Subsequent Note Closing. Each Subsequent Closing of the purchase and sale of a Subsequent Note shall take place within five (5) Business Days of delivery of the Default Election Notes at such locations or remotely by electronic means as the parties may mutually agree.

(c) Delivery and Payment. On each Subsequent Note Closing (i) the Company shall deliver to THRI a Subsequent Note in the principal amount calculated in accordance with Section 2.5(a) and 2.5(a)(ii) THRI shall deliver to the Company evidence, reasonably acceptable to the Company, that the amounts in default which were the subject of the Default Election Notice have been satisfied in full.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(d) Further Assurance. Following each Subsequent Note Closing, THIR shall promptly execute and deliver all further instruments and documents, and take all further action, that the Company may reasonably request in order to evidence or implement the full satisfaction of such Amount of Default, or to enable the Company to claim, exercise or enforce any of its rights with respect to such Amount of Default from the Company’s subsidiaries in the PRC.

2.6 Closing Deliveries for Each Subsequent Note Closing.

(a) On or prior to each Subsequent Note Closing, the Company shall issue, deliver or cause to be delivered to THRI the following:

(i) a copy of a recent certificate of good standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands;

(ii) a certificate of the Secretary of the Company, dated as of the applicable Subsequent Note Closing, certifying that the resolutions authorizing the Transactions and the Transaction Documents and the issuance of the Series A Convertible Notes and the Series A-2 Convertible Preferred Shares have not been amended, modified, or rescinded since their adoption, are in full force and effect as of the date hereof and are the only resolutions adopted by the Board relating to the subject matter thereof;

(iii) the applicable Subsequent Note;

(iv) an updated schedule, in the same format as set forth in the Schedule 1 hereto, setting forth all the Indebtedness of the Company and its Subsidiaries, on a consolidated basis, as of the date of each Subsequent Closing;

(v) to the extent that the listing of a listing of Additional Share Notification submitted by the Company and confirmation by The Nasdaq Stock Market provided under Section 2.2 (a)(xi) is insufficient, listing of a listing of Additional Share Notification submitted by the Company and confirmation by The Nasdaq Stock Market, for the issuance of the Ordinary Shares issuable upon conversion of the full amount of Series A-2 Convertible Preferred Shares issuable in connection with the Subsequent Note, unless the amount of Ordinary Conversion Shares was previously included in the Additional Listing Application approved by The Nasdaq Stock Market in connection with the Initial Closing; and

(vi) a certificate, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Subsequent Note Closing, respectively, certifying as to the conditions set forth in Section 5.

(b) On or prior to a Subsequent Note Closing, THRI shall deliver or cause to be delivered to the Company the following:

(i) a certificate, executed by an authorized director or officer of THRI, dated as of the applicable Subsequent Note Closing Date certifying as to the conditions set forth in Section 6.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

3. Representations and Warranties of the Company. The Company represents and warrants to each of THRI and each of the Cartesian Investors that, except as otherwise disclosed or incorporated by reference in any reports and forms filed with or furnished to the SEC by the Company on or before the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature) (all such reports covered by this clause collectively, the “SEC Reports”):

3.1 Organization, Good Standing and Qualification. Each of the Company and each Subsidiary is duly incorporated or organized, validly existing, in good standing under the Laws of the jurisdiction of its incorporation or formation and in compliance with all incorporation, registration, inspection and approval requirements; has all requisite power, authority and qualifications and has made all requisite filings or obtained all requisite approvals to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each jurisdiction in which its business requires such qualification, except to the extent that such non-compliance, the lack of such power, authority or qualification, or the failure to make such filings, obtain such approvals or to be in good standing or duly qualified, would not prevent or materially delay or materially impair the performance by the Company of its obligations under this Agreement or the consummation of the Transactions contemplated by this Agreement and, in each case, to the extent that the concepts of “good standing” and “qualified to do business” are applicable in the respective jurisdictions of incorporation of the Company and such Subsidiary, or the jurisdictions in which any of them is conducting business. True, accurate and complete copies of the Company’s Articles and the organizational documents of each Subsidiary has been made available to the Investors.

3.2 Authorization; Enforceable Agreement. All corporate action on the part of the Company necessary for the authorization, execution, and delivery of each of the Transaction Documents, the performance of all obligations of the Company under each of the Transaction Documents, and the authorization, issuance (or reservation for issuance), sale, and delivery of (a) the Series A Convertible Notes being sold hereunder, (b) the Initial Preferred Share being sold hereunder, (c) the Preferred Conversion Shares, and (d) the Ordinary Conversion Shares in accordance with the terms of the Series A Convertible Notes and the Certificate of Designation has been taken. The Transactions have been approved by a special committee of the Board, consisting of solely disinterested directors. Each of the Transaction Documents, when executed and delivered, assuming due authorization, execution and delivery by THRI or any other party thereto other than the Company, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

3.3 Governmental Consents. No consent, approval, order, or authorization of or registration, qualification, declaration, or filing with, any Governmental Authority on the part of the Company is required in connection with the offer, sale, or issuance of the Notes and the Initial Preferred Share offered hereunder or the issuance of the Conversion Shares, or the consummation of any other transaction contemplated by the Transaction Documents, except for the following: (i) the compliance with other applicable foreign or U.S. state securities or “blue sky” Laws, which compliance will have occurred within the appropriate time periods; (ii) any application or notification to The Nasdaq Stock Market that is required in connection with the offer, sale, or issuance of the Notes and the Initial Preferred Share offered hereunder or the issuance of the Conversion Shares, which has already been submitted and approved; (iii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; and (iv) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a Material Adverse Effect.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

3.4 Capitalization.

(a) The authorized share capital of the Company consists of (i) 500,000,000 Ordinary Shares of which 165,965,957 Ordinary Shares were issued and outstanding as of the date of this Agreement and (ii) 32,148,702.73519 preferred shares with a nominal or par value of US$0.00000939586994067732, of which the Company has authorized 800,000 Series A-2 Convertible Preferred Shares. All issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares, shares of capital stock of, or ownership interests in, the Company or any Subsidiary was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company or such Subsidiary.

(b) Upon issuance, the Initial Preferred Share will be duly and validly issued, fully paid and nonassessable.

(c) The offer, sale, or issuance of the Notes and the Initial Preferred Share offered hereunder will not be, subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Articles or any other agreement. The issuance of the Preferred Conversion Shares and the Ordinary Conversion Shares will not be subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Articles or any other agreement.

3.5 Valid Issuance of Conversion Shares. The Preferred Conversion Shares have been duly and validly reserved for issuance and, upon issuance of the Preferred Conversion Shares in accordance with the terms set forth in the Series A Convertible Notes, will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens (other than the Permitted Exceptions) or restrictions on transfer other than restrictions on transfer under the Transaction Documents, the Articles and under applicable state, U.S. federal and foreign Securities Laws. The Ordinary Conversion Shares have been duly and validly reserved for issuance and, upon issuance of the Ordinary Conversion Shares in accordance with the terms set forth in the Certificate of Designation, will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens (other than the Permitted Exceptions) or restrictions on transfer other than restrictions on transfer under the Transaction Documents, the Articles and under applicable state, U.S. federal and foreign Securities Laws.

3.6 Subsidiaries.

(a) Other than as set out in the register of mortgages and charges of the Company, a copy of which has been provided to the Investors, all of the issued and outstanding share capital of each of the Company’s Subsidiaries are owned directly or indirectly by the Company, free and clear of all Liens (other than the Permitted Exceptions), and are duly authorized and validly issued, fully paid in accordance with their respective constitutional documents and non-assessable and there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, voting, transfer or redemption by any of the Company’s Subsidiaries (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock of any of the Company’s Subsidiaries (other than any such subscription, option, warrant, call right, agreement or commitment in favor of the Company or its Subsidiaries).

(b) None of the Subsidiaries of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s shares or capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

3.7 Financial Statements.

(a) The financial statements of the Company included or incorporated by reference in the SEC Reports (A) fairly present, in all material respects, the financial condition and the results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such SEC Reports, (B) were prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered thereby and (C) have been prepared from and are consistent with the books and records of the Company and its Subsidiaries in all material respects.

(b) The Company and its Subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Company (collectively, “Liabilities”), except for (i) Liabilities under the executory portion of any existing contract, (ii) Liabilities as set forth in the financial statements of the Company included or incorporated by reference in the SEC Reports, (iii) Liabilities incurred in the ordinary course of business of the Company and its Subsidiaries, (iv) Liabilities incurred in connection with the transactions contemplated hereby (including under the Notes), (v) Liabilities set forth in Schedule 1.

3.8 Reports.

(a) The SEC Reports (including any exhibits and schedules thereto and other information incorporated by reference therein), when they became effective or were filed with or furnished to the SEC, as the case may be, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(b) There is no transaction, arrangement, or other relationship between the Company, any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Reports and is not so disclosed.

(c) There are no outstanding or unresolved comments in any comment letters or other correspondence received from the staff of the SEC with respect to any SEC Report and to the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other inquiries or investigations by any Governmental Authority pending or, to the knowledge of the Company, threatened, in each case, regarding the Company or any of its officers or directors.

3.9 Absence of Changes. Since December 31, 2023, (i) the Company and its Subsidiaries have, carried on their respective businesses in the ordinary course, consistent with past practice, in all material respects and (ii) except as set forth in any subsequent SEC Reports or as contemplated by the Transaction Documents, there has not been any change, development, occurrence or event that constitutes a Material Adverse Effect.

3.10 Litigation and Proceedings. There are no, and during the last two years there have been no, pending or, to the knowledge of the Company, threatened Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would reasonably be expected to result in a Material Adverse Effect. There is no Governmental Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

3.11 Taxes.

(a) All material Tax Returns required to be filed by the Company and each of its Subsidiaries through the date hereof have been timely filed (taking into account valid extensions of time within which to file).

(b) All Tax Returns filed by the Company and each of its Subsidiaries (taking into account all amendments thereto) are true, correct and complete in all material respects.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(c) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment, withholding, and reporting of all material Taxes and all material Taxes required to be withheld by the Company or any of its Subsidiaries have been timely withheld, paid, and reported over to the appropriate Governmental Authority.

(d) All material Taxes due and owing by any of the Company or its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except those that are being contested in good faith and that have been provided in the financial statements of the Company in accordance with GAAP.

(e) There are no Liens (other than the Permitted Liens) for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(f) No material deficiencies for Taxes against the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority, which have not been paid or otherwise resolved in full, except those that are being contested in good faith and that have been provided in the financial statements of the Company in accordance with GAAP.

(g) None of the Company or any of its Subsidiaries is a party to or is bound by any tax sharing agreement (excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes).

(h) None of the Company or any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction that was or is a “listed transaction” as defined in Section 6707A of the Code or the Treasury Regulations or under any comparable provisions of foreign Law.

3.12 Compliance with Laws. Each of the Company and its Subsidiaries is, and during the last two years has been, in compliance with all applicable Laws, except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. None of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the last two years, except for any such violation which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

3.13 Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in violation or default of (a) any provision of the Articles or other applicable charter or constitutional documents, (b) any agreement or under any mortgage, deed of trust, security agreement, indenture or lease to which the Company or any Subsidiary is a party, and (c) any judgment, order or decree of any Governmental Authority with jurisdiction over the Company or any Subsidiary, except, in the case of each of clauses (b) and (c), for any such default or violation as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.14 No Conflict. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by each of the Company of the Transactions, including the issuance of the Notes and the Initial Preferred Share offered hereunder or the issuance of the Conversion Shares, do not and will not, (a) contravene, breach or conflict with the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any material contract of the Company, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens or Permitted Exceptions), except, in the case of each of clauses (b) through (d), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

3.15 Indebtedness. Schedule 1 sets forth all the Indebtedness of the Company and its Subsidiaries, on a consolidated basis, as of the date of this Agreement, including (i) principal amount (including accrued interest) outstanding, (ii) interest rate as of such date, (iii) the name of the counterparty/lender, borrower and any guarantors of such indebtedness, (iv) security interests granted, if any, and (v) confirmation that the Company or its Subsidiary, as the case may be, is not in default of the agreement or instrument governing such indebtedness.

3.16 International Trade; Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last three years: (i) a Sanctioned Person; (ii) organized, resident, or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, “Trade Controls”).

(b) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has in the last three years made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any applicable Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has in the last three years been, the subject of any written claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or any other Person in violation of any Anti-Corruption Laws.

(c) In the past three years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce policies, procedures, and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls, and have maintained complete and accurate books and records in accordance with applicable Law, including records of any payments to agents, consultants, representatives, third parties, and Government Officials, in all material respects.

3.17 Money Laundering Laws. The operations of the Company and each of its Subsidiaries has been conducted at all times in compliance with Money Laundering Laws. The Company has controls that are reasonably designed to prevent, detect and deter violations of applicable Money Laundering Laws.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

3.18 No General Solicitation. Neither the Company nor any of its Affiliates nor any persons acting on its or their behalf has offered or sold the Series A Convertible Notes, the Series A-1 Convertible Notes, the Initial Preferred Share nor any of the Conversion Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. The Company has offered the Notes, the Initial Preferred Share and the Conversion Shares only to THRI and the Cartesian Investors.

3.19 Offering; Exemption. Assuming the accuracy of each of THRI’s and each of the Cartesian Investors representations and warranties set forth in Section 4 of this Agreement, no registration under the Securities Act or any applicable state securities Law is required for the offer and sale of the Notes, the Initial Preferred Share and the Conversion Shares by the Company to THRI and the Cartesian Investors as contemplated hereby.

3.20 No Integrated Offering. Neither the Company, nor any Affiliate of the Company, nor any person acting on its behalf or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Notes, the Initial Preferred Share or the Conversion Shares to be integrated with prior offerings by the Company for purposes of the Securities Act in a manner that would require registration of such offer and sale under the Securities Act, or would cause any applicable state Securities Law exemptions or any applicable stockholder approval provisions exemptions, including under the rules and regulations of any national securities exchange or automated quotation system on which any of the securities of the Company are listed or designated to be unavailable, nor will the Company take any action or steps that would cause the offering or issuance of the Notes, the Initial Preferred Share and the Conversion Shares to be integrated with other offerings.

3.21 Solvency. The Company is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair market value of the assets of such Person is greater than the total amount of liabilities (including known contingent liabilities) of such Person, (ii) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such Person does not have unreasonably small capital for the business and transaction it is engaged in.

4. Representations and Warranties of the Investors. Each of the Investors represents and warrants, separately and not jointly (provided that representations and warranties given by the Cartesian Investors shall be deemed to be given jointly and severally), to the Company as of the date of this Agreement that:

4.1 Organization. Such Investor is a corporation, limited liability corporation or partnership duly incorporated and validly existing under the Laws of its jurisdiction of incorporation.

4.2 Authorization; Enforceability. Such Investor has full right, power, authority and capacity to enter into each of the Transaction Documents and to consummate the Transactions contemplated by each such Transaction Document. The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary action on the part of such Investor, and each of the Transaction Documents has been duly executed and delivered by such Investor and, assuming due authorization, execution and delivery of each of the Transaction Documents by the Company, will constitute valid and binding obligation of such Investor, enforceable against it in accordance with its terms.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

4.3 Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local Governmental Authority on the part of such Investor is required in connection with the purchase of the Series A Convertible Notes hereunder, the conversion of the Series A Convertible Notes or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the compliance with applicable state Securities Laws, which compliance will have occurred within the appropriate time periods; and (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated by this Agreement.

4.4 No Default or Violation. The execution, delivery, and performance of and compliance with each of the Transaction Documents, the purchase of the Notes and the Initial Preferred Share hereunder, will not (i) result in any default or violation of the Organizational Documents of such Investor, (ii) result in any default or violation of any agreement relating to its material indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of such Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to such Investor, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of such Investor to consummate the transactions contemplated by this Agreement.

4.5 Litigation. There are no pending or, to the knowledge of such Investor, threatened Actions by or against such Investor that, if adversely decided or resolved, would reasonably be expected to prohibit or restrain the ability of such Investor to enter into this Agreement or the other Transaction Documents or consummate the Transactions contemplated hereby or thereby.

4.6 Investigation. Such Investor has been afforded reasonable access to the books, records, stores, facilities and personnel of the Company for the purposes of conducting a due diligence investigation of the Company. Such Investor has conducted a due diligence investigation of the Company and has received answers to all material inquiries it has made with respect to the Company. Such Investor has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied or made in writing or orally, made by the Company or its representatives

4.7 Investor Status.

(a) Such Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Notes, the Initial Preferred Share and the Conversion Shares being issued and sold pursuant to this Agreement is being made in reliance on an exemption from registration under the Securities Act and (iii) acquiring the Notes, the Initial Preferred Share and the Conversion Shares for its own account and not for the account of others, and (iv) not acquiring the Notes, the Initial Preferred Share and the Conversion Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the securities Law of any other jurisdiction. Such Investor is not an entity formed for the specific purpose of acquiring the Notes, the Initial Preferred Share or the Conversion Shares, as applicable.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(b) Such Investor understands that the Notes, the Initial Preferred Share and the Conversion Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Notes, the Initial Preferred Share and the Conversion Shares have not been and will not be registered under the Securities Act and that the Notes, the Initial Preferred Share and the Conversion Shares may not be resold, transferred, pledged or otherwise disposed of by such Investor absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable Securities Laws of the applicable states, other jurisdictions of the United States and other applicable jurisdictions, and that any book-entry position or certificates representing the Notes, the Initial Preferred Share and the Conversion Shares shall contain a restrictive legend to such effect. Such Investor understands and agrees that the Notes, the Initial Preferred Share and the Conversion Shares will be subject to transfer restrictions under applicable Securities Laws and, as a result of these transfer restrictions, such Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Notes, the Initial Preferred Share and the Conversion Shares and may be required to bear the financial risk of an investment in the Notes, the Initial Preferred Share and the Conversion Shares for an indefinite period of time.

(c) Such Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

5. Conditions to Investor’s Obligations at each Closing. The obligation of (a) each Investor to purchase, or accept in exchange, the Notes and the Initial Preferred Share issued hereunder at the Initial Closing and (b) THRI to purchase each Additional Note or Subsequent Note at the respective Closing is subject to the fulfillment or waiver on or before such Closing of each of the following conditions:

5.1 Representations and Warranties. Each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the respective Closing; except for (i) such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date and (ii) such representations and warranties which are qualified by “materiality” or “Material Adverse Effect” which shall be true and correct as of the respective Closing or, to the extent such representation and warranty was made as of a specific date, which shall be true and correct as of such date; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.4 and 3.5 shall be, as of the respective Closing, true and correct in all respects with the same effect as though such representations and warranties had been made as of the respective Closing.

5.2 Performance. The Company shall have performed in all material respects all of its obligations required to be complied with or performed by it at or prior to the respective Closing.

5.3 Consents. The Company shall have received consent (in form and substance satisfactory to the Investors) from all third parties from whom consent shall be required, including but not limited to, a consent or waiver executed by the majority of holders under the Existing Indenture or an amendment to such Existing Indenture that provides for the issuance of all of the Notes contemplated by this Agreement.

5.4 No Material Adverse Effect Since the date of this Agreement, no Material Adverse Effect shall have occurred.

5.5 Qualification Under Securities Laws. All registrations, qualifications, permits and approvals, if any, required to be obtained prior to the respective Closing under applicable foreign or U.S. state securities or “blue sky” Laws shall have been obtained for the lawful execution, delivery and performance of each of the Transaction Documents including, without limitation, the offer and sale of the Notes, the Initial Preferred Share and the Conversion Shares.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

5.6 Orders. As of the respective Closing, no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions contemplated hereby.

6. Conditions to the Company’s Obligations at each Closing. The obligations of the Company (a) to issue the Cartesian Notes to the Cartesian Investors, and the Initial Note and the Initial Preferred Share to THRI, at the Initial Closing and (b) to issue to THRI Additional Note and any Subsequent Note at the respective Closing are subject to the fulfillment or waiver on or before such Closing of each of the following conditions:

6.1 Representations and Warranties. Each of the representations and warranties of the relevant Investor in this Agreement shall be true and correct in all material respects as of the respective Closing; except for (i) such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date and (ii) such representations and warranties which are qualified by “materiality” or “Material Adverse Effect” which shall be true and correct as of the respective Closing or, to the extent such representation and warranty was made as of a specific date, which shall be true and correct as of such date; provided, however, that the representations and warranties set forth in Sections 4.1 and 4.2 shall be, as of the Closing, true and correct in all respects with the same effect as though such representations and warranties had been made as of the Closing.

6.2 Performance. Each Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or before the Closing.

6.3 Orders. As of the Closing, no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

7. Covenants. The Company covenants and agrees, and each Investor, singularly and not jointly (provided that covenants and agreements made by the Cartesian Investors shall be deemed to be made jointly and severally), covenants and agrees, for the benefit of the other parties to this Agreement and their respective assigns, as follows:

7.1 Reservation of Series A-2 Convertible Preferred Shares; Issuance of Series A-2 Convertible Preferred Shares; Blue Sky. For as long as any Series A Convertible Notes remain outstanding, the Company shall at all times reserve and keep available (i) out of its authorized but unissued Series A-2 Convertible Preferred Shares, sufficient Series A-2 Convertible Preferred Shares necessary to deliver Preferred Conversion Shares upon conversion of all Series A Convertible Notes then outstanding and (ii) out of its authorized but unissued Ordinary Shares, sufficient Ordinary Shares necessary to deliver Ordinary Conversion Shares upon conversion of all Series A-2 Convertible Preferred Shares and all Series A-1 Convertible Notes then outstanding or issuable upon conversion of the then outstanding Series A Convertible Notes.

7.2 Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer tax (excluding any income Taxes, capital gains Taxes or similar Taxes due by an Investor) arising from (a) the issuance of the Series A Convertible Notes or the Series A-1 Convertible Notes, (b) the issuance of the Initial Preferred Shares, (c) the issuance of the Preferred Conversion Shares and (d) the issuance of the Ordinary Conversion Shares. However, (i) in the case of conversion of the Series A Convertible Notes, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of Preferred Conversion Shares in a name other than that of the holder of the Series A Convertible Notes to be converted, and (ii) in the case of conversion of the Series A-2 Convertible Preferred Shares or the Series A-1 Convertible Notes, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of Ordinary Conversion Shares in a name other than that of the holder of such security to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

7.3 Confidentiality. Each party to this Agreement will hold, and cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources on a non-confidential basis by the party to which it was furnished), and no party shall release or disclose such Information to any other person, except its Representatives on an as-needed basis in connection with the negotiation and consummation of the Transactions contemplated hereby, in each case only where such Representatives are under appropriate nondisclosure obligations; provided, however, that each of the Company, THRI and Cartesian agrees that each of them will not make, and will cause its Affiliates to not make, any filing with the SEC which summarizes or includes this Agreement, any other Transaction Document or the Transactions without the prior written consent of each other party. Each party which has a filing obligation with the SEC agrees to give each other party a draft of any proposed filings at least two (2) Business Days prior to such filing and to incorporate any reasonably requested comments received within two (2) Business Days after receipt of the draft filing into such filing before filing with the SEC. Any party that has not replied within two (2) Business Days with any comments shall be deemed to have consented to the filing. Furthermore, no party hereto shall make, or cause to be made, any press release or public announcement with respect to this Agreement, the other Transaction Documents or the Transactions contemplated hereby and thereby or otherwise communicate with any news media in respect of the same without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless otherwise required by Law, in which case each party shall have the right to review and comment on such press release or announcement prior to publication (to the extent permissible by Law). Notwithstanding the foregoing, a party may disclose Information in connection with any routine governmental or regulatory inquiry, examination or other request that does not specifically target the Information.

7.4 Further Assurances. Each Investor and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the transactions contemplated by this Agreement.

7.5 Use of Proceeds. The Company hereby agrees that cash proceeds for the issuance of all Series A Convertible Notes will be used solely to fund the development, opening and operation of Tim Hortons restaurants in accordance with the MDA, as amended.

7.6 Class A-1 Special Voting Share. THRI agrees that it is holder of the Class A-1 Special Voting Share for the benefit of the Series A Noteholders and in connection with any meeting of the Company’s shareholders or consent or written resolution of the Company shareholders in which the Class A-1 Special Voting Share has the ability to vote, it will take instruction from each Series A Noteholder with respect to a number of votes equal to the number of Ordinary Conversion Shares that the Series A Noteholder would ultimately be able to receive and will exercise the votes in accordance with the instructions received and shall only exercise its voting rights as holder of the Class A-1 Special Voting Share in accordance with such instructions.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

7.7 Registration Rights Agreement. The parties acknowledge that the Company is party to that certain Registration Rights Agreement, dated as of September 28, 2022, between the Company and the investors named therein (the “Existing Registration Rights Agreement”), which include each of the Investors. Based on the number of Ordinary Shares being issued pursuant to the Note Documents, the parties intend to enter into a new registration rights agreement, substantially in the form set forth in Exhibit D hereto (the “New Registration Rights Agreement”), to provide for additional opportunities to register and sell Ordinary Shares so acquired. The Company agrees to use its commercially reasonable efforts to obtain the consent of holders of the majority of the Registerable Securities Then Outstanding (as defined in the Existing Registration Rights Agreement) to permit the Company to execute the New Registration Rights Agreement with such changes as mutually agreed between the Investors and such holders.

8. Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, issuance of the THRI Notes, the Initial Preferred Share, the Cartesian Notes and the Class A-1 Special Voting Share and the other Transaction Documents, the purchase or transfer by any Investor of any Series A Convertible Note or any portion thereof or interest therein and the payment of any Series A Convertible Note, and may be relied upon by any subsequent holder of a Series A Convertible Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any other Note Documents shall be deemed representations and warranties of the Company and the Investors under the Note Documents. Subject to the preceding sentence, the Note Documents embody the entire agreement and understanding between each Investor and the Company and supersede all prior agreements and understandings relating to the subject matter hereof. The covenants of the parties hereto required to be performed on or prior to any Closing, shall not survive the applicable Closing, except for those covenants contained herein that by their terms apply or are to be performed in whole or in part after the applicable Closing, and thereafter there will be no liability on the part of, nor will any claim be made by, any party or any of their respective Affiliates in respect thereof. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to the other party for any consequential, indirect, special or punitive damages.

9. Transaction Expenses.

9.1 Whether or not the transactions contemplated hereby are consummated, (i) the Company will pay at the Initial Closing and, to the extent additional amounts have been incurred, at each subsequent Closing all costs and expenses (including reasonable attorneys’ fees for each of the Investors) incurred by the Investors in connection with the negotiation, drafting and execution of all Note Documents and (ii) the Company will pay upon written request all costs and expenses (including reasonable attorneys’ fees for each of the Investors) incurred by the Investors in connection with any amendments, waivers or consents under, or in respect of, any Note Document (whether or not such amendment, waiver or consent becomes effective). The parties acknowledge that the total amount of costs and expenses incurred and to be incurred by the Investors, as at the Initial Closing, in connection with the negotiation, drafting and execution of the Note Documents and the Initial Closing is [****] for THRI and [****] for Cartesian Investors, respectively.

9.2 The Company will pay, and will save each of the Investors and each other holder of a Series A Convertible Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders, (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Series A Convertible Note to such holder or otherwise charges to a holder of a Series A Convertible Note with respect to a payment under such Series A Convertible Note.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

9.3 The Company will pay, and will save each of the Investors and each other holder of a Note and the Initial Share harmless from, (i) any Action, judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the Transactions, including the use of the proceeds of the Series A Convertible Notes by the Company, (ii) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Note Document, (iii) the costs and expenses incurred in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Note Document, or by reason of being a holder of any Series A Convertible Note, and (iv) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated the Note Documents.

10. Miscellaneous.

10.1 Governing Law; Waiver. In all respects, including matters of construction, validity and performance, this Agreement and each other Transaction Document shall be governed by, and construed and enforced in accordance with, the internal Laws of the State of New York applicable to contracts made and performed in that state (without regard to the choice of law or conflicts of law provisions thereof that would require the application of the Law of any other jurisdiction).

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT AND EACH OTHER TRANSACTION DOCUMENT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This section shall survive the termination of this Agreement.

10.2 Arbitration; Language. All disputes, controversies or claims, disputes, in law or equity, arising out of or in connection with this Agreement (a “Dispute”), between or among any of the parties (and their respective representatives), whether sounding in contract or tort, including arbitrability and any claim that this Agreement was induced by fraud (collectively, the “Covered Claims”), will be resolved by binding arbitration in Miami-Dade County, Florida in accordance with the following terms and conditions:

(a) Notice of Dispute. If any Dispute arises, any party shall promptly serve formal written notice on the other parties that a Dispute has arisen and describing the nature of such Dispute (“Notice of Dispute”).

(b) Arbitration Rules. Upon a receipt of a Notice of Dispute, the Dispute shall be exclusively submitted to final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in effect on the date of commencement of the arbitration (the “ICC Rules”), which rules are deemed to be incorporated by reference into this Section 10.2(b). The parties undertake to each execute and perform, on a timely basis, all such agreements, documents, assurances, acts and things and to exercise all powers and rights available to them, including the giving of all information and documentation reasonably requested, the convening of all meetings, the giving of all waivers and the passing of all resolutions reasonably required to ensure the enforceability of any final award of the arbitrator in any jurisdiction where such enforceability is sought. Notwithstanding the foregoing, a disputing party shall be entitled to interim or conservatory measures pursuant to the ICC Rules, including, but not limited to, temporary injunctive relief to preserve or restore the status quo between the parties, if such party reasonably believes that the timeline set forth in this Section 10.2(b) shall materially prejudice such party. The ICC Court may, at the request of a party to the arbitration, consolidate two or more arbitrations pending under the ICC Rules into a single arbitration in accordance with the ICC Rules.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(c) Arbitrator. The arbitral panel shall be composed of one (1) arbitrator to be appointed in accordance with the ICC Rules (the “Arbitrator”). Such arbitrator shall be a licensed lawyer or retired judge, in the latter case, who is affiliated with ADR Chambers, and has at least five (5) years of experience handling matters involving the Laws of the State of New York. The arbitrator shall: (i) have the exclusive authority to decide any issues regarding the applicability, interpretation, formation, or enforcement of this Agreement (including determining the arbitrability of any Dispute); (ii) be empowered to grant legal and equitable remedies (including injunctive relief) in connection with any Dispute submitted to arbitration; and (iii) issue a reasoned final award after making a determination on the merits of any such Dispute. The arbitrator shall award the prevailing party in the arbitration the reasonable attorneys’ fees and costs (including expert costs) incurred in connection with the arbitration and any related proceedings to enforce the arbitration award.

(d) Location and Language of Arbitration. The place of arbitration shall be Miami- Dade County, Florida, and the language to be used in the arbitral proceedings shall be English, save that all documents attached to filings submitted to the tribunal do not have to be translated from their original language unless expressly ordered by the Arbitrator in consultation with the parties. All submissions to the arbitrator, save any documents attached to such submissions as set forth in this Section 10.2(d), shall be submitted in English.

(e) Any final award entered by the arbitrator shall be the final, binding and exclusive determination of any Dispute submitted to arbitration and may be entered in any court having jurisdiction and any court where any party to the arbitration or its assets are located.

(f) Interim, Provisional or Emergency Relief. The Arbitrator may, in the course of the proceedings, order any interim, provisional or emergency relief, remedy or measure (including attachment, preliminary injunction, or the deposit of specified security) that the Arbitrator considers to be necessary, just and equitable. The failure of a party to comply with such an interim order may, after due notice and opportunity to cure such noncompliance, be treated by the Arbitrator as a default, and some or all of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the Arbitrator may impose such lesser sanctions as the Arbitrator may deem appropriate. This Section 10.2 will not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, and each of the parties irrevocably submits to the jurisdiction of the Superior Court and the Federal Court, located in the county of Miami-Dade, Florida, in conjunction with an application for a provisional remedy.

(g) Excluded Claims. The term “Covered Claims” as used in this Agreement does not include compulsory or permissive cross-claims between or among the parties that arise in a legal action brought by or against a non-signatory hereto (“Non-Signatory Action”). However, a party that has the right to assert a permissive cross-claim against another party in a Non Signatory Action may choose to treat that claim as a Covered Claim and assert it in accordance with the terms of this Agreement. The term “Covered Claims” as used in this Agreement also does not limit the right of any party to (i) foreclose against real or personal property collateral, (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding. The exclusions from “Covered Claims” set forth in this Section 10.2(g) do not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in this Section 10.2(g).

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(h) Record and Proceedings. A full stenographic or electronic record of all proceedings in the arbitration will be maintained, and the Arbitrator will issue rulings, a statement of decision and a judgment as if the Arbitrator were a sitting judge of the state court of New York, with all of the powers (including with respect to remedies) vested in such a judge. The fees and costs of creating and maintaining a stenographic or electronic record will be initially borne by the parties to the arbitration in equal amounts.

(i) Res Judicata, Collateral Estoppel and Law of the Case. A decision of the Arbitrator will have the same force and effect with respect to collateral estoppel, res judicata and law of the case that such decision would have been entitled to if decided in a court of law, but in no event will such a decision be used by or against a party to this Agreement in a Non-Signatory Action.

(j) Jurisdiction/Venue/Enforcement of Award. The parties consent and submit to the exclusive personal jurisdiction and venue of the federal courts located in Miami-Dade County, Florida to confirm any arbitration award granted pursuant to this Agreement, including, but not limited to, any award granting equitable relief, and to otherwise enforce this Agreement and carry out the intentions of the parties to resolve all Covered Claims through arbitration. This Section 10.2 does not prevent the parties from enforcing the award of the arbitrator in the court of any other jurisdiction, to the extent permitted by applicable Law (for example, if property that is the subject of the award is located in another jurisdiction).

(k) Confidentiality. All arbitration proceedings will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except as necessary, and only to the extent reasonably necessary, to obtain court confirmation of the judgment of the Arbitrator, and except as necessary to protect or pursue a legal right or as may otherwise be required by applicable Law, or disclosure requirements of the US Securities and Exchange Commission, the Ontario Securities Commission or any applicable foreign equivalent, or any stock exchange on which the Equity Securities of a party or, its Affiliates may be listed or any other authority. Nothing in this Section 10.2(k) is intended to, or shall, preclude a party from communicating with, or making disclosures to, its lawyers, tax advisors, auditors, lenders, general partners, limited partners, prospective investors, investors, landlords, regulators and insurers, as necessary and appropriate or from making such other disclosures as may be required by applicable Law.

(l) Fees and Costs. The parties to the arbitration will share equally in the fees of the Arbitrator and the administrative costs of the arbitration; provided, that the prevailing party in the arbitration will be entitled to recover its fees and costs (including reasonable attorneys’ fees) from the other party or parties.

10.3 Specific Performance. The Company acknowledges that the rights of the other parties under this Agreement are unique and the failure of the Company to perform its obligations hereunder would irreparably harm the other parties. Accordingly, each such other party shall, in addition to such other remedies as may be available at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by applicable Law.

10.4 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

10.5 No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by the Note Documents.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

10.6 No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of any of the parties shall have any liability for any obligations of such party under this Agreement or for any claim based on, in respect of or by reason of the respective obligations of such party under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

10.7 Entire Agreement. This Agreement and the other Transaction Documents, including the Series A Convertible Notes, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

10.8 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand or messenger, addressed as set forth in Schedule 2, or in any such case to such other address as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger.

10.9 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by Law or otherwise afforded to any holder, shall be cumulative and not alternative.

10.10 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and each Investor or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), and each future holder of all such securities and the Company.

10.11 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

10.12 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

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CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

TH INTERNATIONAL LIMITED

By:
Name:	Yongchen Lu
Title:	Chief Executive Officer and Authorized Signatory

Signature Page to Securities Purchase Agreement

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

TIM HORTONS RESTAURANTS INTERNATIONAL GMBH

By:
Name:	Susan Dean
Title:	Authorized Signatory

Signature Page to Securities Purchase Agreement

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

PANGAEA THREE ACQUISITION HOLDINGS IV LIMITED

By:
Name:	Gregory Armstrong
Title:	Director

Signature Page to Securities Purchase Agreement

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

PANGAEA TWO ACQUISITION HOLDINGS XXIIA LIMITED

By:
Name:	Gregory Armstrong
Title:	Director

Signature Page to Securities Purchase Agreement